Exhibit 10.3

UroGen Pharma Ltd.

Stock Option Grant Notice
(2017 Equity Incentive Plan)

(Israeli Sub-Plan to 2017 Equity Incentive Plan)

UroGen Pharma Ltd. (the “Company”), pursuant to its 2017 Equity Incentive Plan and Israeli Sub-Plan to the 2017 Equity Incentive Plan (together, the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Ordinary Shares set forth below. This option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Expiration Date:

Type of Grant:         ☐ Incentive Stock Option          ☐ Nonstatutory Stock Option

☐ Section 3(i)

Exercise Schedule:         Same as Vesting Schedule

Vesting Schedule:          [_____________________, subject to Grantee’s Continuous Service (as defined in the 2017 Plan) as of each such date.

Payment of Exercise Price:

         By one or a combination of the following items (described in the Option Agreement):

☐          By cash, check, bank draft or money order payable to the Company

☐         Pursuant to a Regulation T Program if the shares are publicly traded

☐         By delivery of already-owned shares if the shares are publicly traded

☐         If and only to the extent this option is a Nonstatutory Stock Option or Section 3(i) Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of, if applicable, (i) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (ii) any written employment agreement, severance agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific option. By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

UroGen Pharma Ltd. By: Signature Title: Date:	Optionholder: By: Signature Date:

Attachments:         Option Agreement, 2017 Equity Incentive Plan, Israeli Sub-Plan to the 2017 Equity Incentive Plan and Notice of Exercise

Attachment I

UroGen Pharma Ltd.

Option Agreement

(2017 Equity Incentive Plan)

(2017 Israeli Equity Incentive Sub Plan to the

2017 Equity Incentive Plan)
(Incentive Stock Option; Nonstatutory Stock Option or Section 3(i) Option)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, UroGen Pharma Ltd. (the “Company”) has granted you an option under its 2017 Equity Incentive Plan and the 2017 Israeli Equity Incentive Sub Plan to the 2017 Equity Incentive Plan (together, the “Plan”) to purchase the number of shares of the Company’s Ordinary Shares indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.    Number of Shares and Exercise Price. The number of Ordinary Shares subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

2.    Method of Payment. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following, as described in more detail below:

(a)    Provided that at the time of exercise the Ordinary Shares are publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Ordinary Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)    Provided that at the time of exercise the Ordinary Shares is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned Ordinary Shares that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such Ordinary Shares in a form approved by the Company. You may not exercise your option by delivery to the Company of Ordinary Shares if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)    If this option is a Nonstatutory Stock Option or Section 3(i) Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment.

3.    Whole Shares. You may exercise your option only for whole Ordinary Shares.

4.    Term. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)    upon the termination of your Continuous Service, at the end of the relevant period set forth in Section 5 of the Plan, based on the reason for your termination;

(b)    the Expiration Date indicated in your Grant Notice; or

(c)    the day before the tenth (10th) anniversary of the Date of Grant.

5.    Exercise.

(a)    You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)    By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the Ordinary Shares are subject at the time of exercise, or (iii) the disposition of shares of Ordinary Shares acquired upon such exercise.

(c)    If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Ordinary Shares issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such Ordinary Shares are transferred upon exercise of your option.

6.    Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

7.    Withholding Obligations.

(a)    At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)    If this option is a Nonstatutory Stock Option or Section 3(i) Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Ordinary Shares otherwise issuable to you upon the exercise of your option a number of whole Ordinary Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the maximum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). Notwithstanding the filing of such election, Ordinary Shares shall be withheld solely from fully vested Ordinary Shares determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)    You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such Ordinary Shares or release such Ordinary Shares from any escrow provided for herein, if applicable, unless such obligations are satisfied.

8.    Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation.

9.    Notices. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means.

10.    Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

11.    Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

12.    Effect on Other Employee Benefit Plans. The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

13.    Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.    Severability. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15.    Miscellaneous.

(a)    The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.

(c)    You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.

(d)    This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)    All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*         *         *

This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

Attachment II

UROGEN PHARMA LTD.

2017 EQUITY INCENTIVE PLAN

Attachment III

Notice of Exercise

UroGen Pharma Ltd.

Date of Exercise: _______________

This constitutes notice to UroGen Pharma Ltd. (the “Company”) under my stock option that I elect to purchase the below number of Ordinary Shares of the Company (the “Shares”) for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐	Section 3(i) ☐
Stock option dated:	_______________	_______________	_______________
Number of Shares as to which option is exercised:	_______________	_______________	_______________
Certificates to be issued in name of:	_______________	_______________	_______________
Total exercise price:	$______________	$______________	$______________
Cash payment delivered herewith:	$______________	$______________	$______________
Value of ________ Shares delivered herewith:	$______________	$______________]	$______________]
Value of ________ Shares pursuant to net exercise:	$______________	$______________]	$______________]
Regulation T Program (cashless exercise):	$______________	$______________]	$______________]

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the UroGen Pharma Ltd. 2017 Equity Incentive Plan and Israeli Sub-Plan to the 2017 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an Incentive Stock Option or Section 3(i) Option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Shares are issued upon exercise of this option.

Very truly yours,

___________________________________